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                                                                     EXHIBIT 2.2

                              FIRST AMENDMENT TO
                           STOCK PURCHASE AGREEMENT


     This First Amendment to Stock Purchase Agreement, dated January 26, 1999 (this "Amendment"), is by and between INPHYNET ADMINISTRATIVE SERVICES, INC., a Florida corporation (the "Buyer"), and AMERICA SERVICE GROUP INC., a Delaware corporation (the "Seller").

                                  Background
                                  ----------

     A. The Buyer and the Seller have executed and delivered a Stock Purchase Agreement, dated December 18, 1998 (the "Stock Purchase Agreement").

     B.   The Buyer and the Seller desire to amend the Stock Purchase Agreement.

                                  Agreements
                                  ----------

1.   Definitions.  Any capitalized term not otherwise defined in this Amendment
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shall have the same meaning as in the Stock Purchase Agreement.

2.   Amendment of Schedules; Additional Representations and Warranties.  Copies
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of amended and restated Schedules 3.5, 3.10, 3.12, 3.14 and 3.15 are attached to this Amendment. The Seller represents and warrants to the Buyer as follows: (i) that EMSA Limited Partnership ("EMSA L.P.") will assign all of its interests in the capital stock of EMZA, Inc., which interests are disclosed in Schedule 3.5, to an Affiliate, at or before Closing; (ii) that the written lease for the Company's headquarters in Florida was entered into by an Affiliate of the Seller and the Company has not entered into a lease agreement with the Affiliate; (iii) that the oral agreement relating to the employment of Marta Prado disclosed in
Schedule 3.14 is an agreement between Ms. Prado and MedPartners, Inc.; and (iv) from and after 5:00 p.m. (Eastern Standard Time) on December 2, 1998, the Seller possessed the right to terminate the Stock Purchase Agreement, dated on or about November 25, 1998, between Seller and EMSA Group, Inc., and Seller duly and validly terminated such agreement prior to Seller's execution of a non-binding letter of intent with Buyer on December 8, 1998.

3.   Amendment of Section 8.3(a).  The parenthetical phrase included in the
     ---------------------------
first sentence of Section 8.3(a) shall be deleted and replaced by a parenthetical phrase reading as follows: "(which for purposes of the indemnification referred to in subparagraph (iv) below, shall include Ferrer Freeman Thompson & Co., Health Care Capital Partners, L.P., Health Care Executive Partners, L.P. and SunTrust Equitable Securities, Inc. and their respective Affiliates, but shall not include NationsBank, N.A.)".
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4.   Execution of Escrow Agreement.  Simultaneously with the execution and
     -----------------------------
delivery of this Agreement, (i) the Buyer, the Seller and NationsBank, N.A., as Escrow Agent, are executing and delivering an Escrow Agreement, dated as of the date hereof, in the form attached to this Amendment as Exhibit "A" and (ii) the Buyer is depositing into the escrow fund created by such Escrow Agreement the sum of $2,000,000 in cash in immediately available funds, such funds to be held and disbursed pursuant to the terms of such Escrow Agreement. Seller shall be responsible for all fees and expenses of the Escrow Agent in accordance with
Section 5.5 of the Escrow Agreement.

5.   Post Closing Covenants.  The Seller shall (i) use reasonable efforts to
     ----------------------
cause EMZA, Inc. to change its name to a name that is dissimilar to the name of the Company and its Subsidiaries and (ii) notwithstanding the establishment of the escrow fund referred to in paragraph 4 above, Seller shall pay any amount of the premium for the Medical Malpractice/Professional Liability Coverage in excess of the amount of the escrow fund in order to obtain the coverage required pursuant to Section 5.12 of the Agreement. Seller acknowledges and agrees that a claim by the Buyer against Seller for non-performance of its obligation to pay such portion of the insurance premium or to pay any amounts relating to liability or expenses exceeding such coverage, if any, shall not be subject to the limitations on the indemnification obligations of the Seller set forth in Sections 8.2(a) and 8.2(b) of the Agreement.

6.   Assets to be Transferred.  It is the intent of the parties to the Agreement
     ------------------------
to transfer to Buyer all tangible personal property which is owned by the Company or Subsidiaries, a preliminary listing of which is attached hereto as Exhibit A (the "Personal Property List"). Within thirty (30) days following the
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Closing Date, Buyer and Seller shall mutually agree upon a complete and accurate listing of personal property owned by the Company or Subsidiaries and shall agree to necessary additions or deletions to the Personal Property List.

7.   Noncompetition, Nonsolicitation and Confidentiality.  Buyer and Seller
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acknowledge and agree that, as of the Closing, the noncompetition, nonsolicitation and confidentiality provisions of Section 5.17 of the Agreement supersede in its entirety that certain Non-Compete, Non-Solicitation and Standstill Agreement dated as of February 25, 1998 and that such agreement shall terminate on the Closing Date and be of no further force and effect.

8.   Effect on Stock Purchase Agreement.  Except as expressly modified by this
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Amendment, the Parties ratify and confirm the Stock Purchase Agreement in all respects.

                   [Signatures appear on the following page]

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     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.


                              BUYER:
                              -----

                              AMERICA SERVICE GROUP INC.


                              By: /s/ Michael Catalano
                                  -------------------------------------
                                  Michael Catalano
                                  President and Chief Executive Officer



                              SELLER:
                              ------

                              INPHYNET ADMINISTRATIVE SERVICES, INC.


                              By: /s/ James H. Dickerson, Jr.
                                  -------------------------------------
                                  Name: James H. Dickerson, Jr.
                                  Title: President and Treasurer


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